UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐       Preliminary Proxy Statement

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☐       Definitive Proxy Statement

☐       Definitive Additional Materials

☑       Soliciting Material under Rule 14a-12

Delphi Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements.”  Actual results could differ materially from those projected or forecast in the forward-looking statements.  The factors that could cause actual results to differ materially include those referred to in filings of Delphi Financial Group, Inc. (“Delphi”) with the U.S. Securities and Exchange Commission (the “SEC”), as well as the following: operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Delphi; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties may not be able to meet expectations regarding the timing, completion and accounting and tax treatments of the merger.  Tokio Marine Holdings, Inc. (“Tokio Marine”) and Delphi assume no obligation, and expressly disclaim any obligation, to update the information in this communication, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Important Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Delphi by Tokio Marine.  In connection with the proposed acquisition, Delphi intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. SECURITY HOLDERS OF DELPHI ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING DELPHI’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and may obtain documents filed by Delphi free of charge from Delphi’s website at www.delphifin.com.  In addition, the proxy statement and other documents filed by Delphi with the SEC (when available) may be obtained from Delphi free of charge by directing a request to Delphi Financial Group, Inc., c/o Investor Relations Department, 1105 North Market Street, Suite 1230, Wilmington, Delaware 19801.

Certain Information Regarding Participants

Tokio Marine and its directors, executive officers and certain employees and Delphi and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the holders of Delphi common stock in respect of the proposed transaction.  Security holders may obtain information regarding the names, affiliations and interests of Delphi and its directors and executive officers in Delphi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed with the SEC on March 1, 2011, and its definitive proxy statement for the 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2011.  To the extent holdings of Delphi securities have changed since the amounts contained in the definitive proxy statement for the 2011 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Investors may obtain additional information regarding the interests of such participants by reading the proxy statement regarding the acquisition when it becomes available.  These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and Delphi’s website at www.delphifin.com.

On December 21, 2011, Delphi Financial Group, Inc. sent the following communication to its employees.

December 21, 2011

To Our Valued Employees:

This morning we’re pleased to announce that we have entered into a merger agreement with Tokio Marine Holdings, Inc., (“Tokio Marine”), a leading Tokyo-based global insurer.  Tokio Marine will acquire Delphi and its subsidiaries, including Reliance Standard Life, Safety National and Matrix.  Merging with Tokio Marine is exciting because it will leverage our underwriting and investment expertise and give us access to substantial resources to take advantage of acquisitions and other new business opportunities.  Our expertise in the group employee benefits, excess workers’ compensation, large casualty, treaty reinsurance, annuity and investment areas, coupled with Tokio Marine’s global resources, should allow Delphi to realize growth and profitability superior to what we could achieve on a stand-alone basis.

Tokio Marine’s transformation into a global insurance group was spearheaded by the acquisitions of such outstanding companies as Philadelphia Consolidated and Kiln Group at Lloyd’s.  Tokio Marine holds the dominant position in the Japanese property and casualty market with a market share of approximately 27% and is the most globally-diversified financial institution in Japan with 37% of profits coming from international business.  The U.S. market, as the largest insurance market in the world, represents an area of great strategic importance to Tokio Marine as it focuses on continued growth.  The addition of Delphi significantly enhances Tokio Marine’s specialty property & casualty insurance franchise in the U.S.  In addition, this acquisition will represent Tokio Marine’s entrance into the U.S. life insurance and annuity markets.

We believe that Tokio Marine is an excellent fit for Delphi.  Both companies have a long history of excellence with a customer-driven approach, disciplined underwriting and a focus on long-term growth and profitability.  Additionally, with over $200 billion in assets and insurance company financial strength ratings of A++ from A.M. Best and AA- from S&P, Tokio Marine’s credit quality and overall financial resources will open up avenues of expansion that should position us for tremendous growth over the longer term.

There are virtually no overlaps between the businesses of Tokio Marine and Delphi, so today’s announcement means that we can continue to execute our current strategic plan with the knowledge that we are now part of a stronger international operation with multiple opportunities for expansion.  We expect that Delphi and its subsidiaries will continue to operate with a high degree of autonomy and that there will be no significant changes in the way we do business, in our management teams or in our employees’ day-to-day activities.

This is a major step we are taking and we’re sure many of you have questions.  Attached is a copy of the press release that was issued this morning as well as a set of FAQs that should be helpful.  For any additional questions you may have regarding this transaction, please contact Bernie Kilkelly, Vice President, Investor Relations at (212) 303-4349 or at bkilkelly@dlfi.com.

We are very excited about this great milestone for Delphi.  We believe that this transaction will provide all of us with enhanced resources and more business opportunities, allowing us to further solidify our position as a premier specialty insurer.  We want to take this opportunity to thank you for your dedication and commitment to Delphi.  Today’s announcement shows that your expertise is recognized and highly prized by those outside our company as well as within.

Sincerely,

Robert Rosenkranz, Chairman & CEO, Delphi Financial Group, Inc.

Don Sherman, President & COO, Delphi Financial Group, Inc.

Larry Daurelle, President, Reliance Standard Life Insurance Company

Mark Wilhelm, CEO, Safety National Casualty Corporation

Ivars Zvirbulis, President, Matrix Absence Management, Inc.

Delphi Financial Group, Inc.
Reliance Standard Life Insurance Company
Safety National Casualty Corporation
Matrix Absence Management, Inc.

EMPLOYEE FAQs

About Tokio Marine Group and background to the transaction

1.	What has been announced today?

Today, Tokio Marine Holdings, Inc. (“Tokio Marine”) announced a definitive agreement under which it will acquire all outstanding Class A shares of Delphi Financial Group, Inc.  (“Delphi”), for $43.875 per share in cash and all outstanding Class B shares for $52.875 per share in cash.  In addition, all Delphi shareholders will receive $1.00 in cash in a one-time special dividend from Delphi payable shortly after closing for each share of stock they own.  Delphi will also continue to declare and pay quarterly dividends in the normal course until the transaction closes.  The total transaction value is approximately $2.7 billion.  The transaction is expected to close in the second quarter of 2012.

This transaction represents a great opportunity for both companies.  Delphi and its subsidiaries are well positioned to benefit from Tokio Marine’s financial strength and international market knowledge, to leverage and partner with Tokio Marine’s existing U.S. operations, particularly Philadelphia Consolidated (“PHLY”), and to expand and diversify the revenues and capabilities of Tokio Marine.

2.	Who is Tokio Marine Holdings?

Tokio Marine was founded in 1879 and is the oldest and largest P&C insurer operating in Japan. It is a publicly traded company on the Tokyo and Osaka exchanges with a ticker symbol of TKOMY.  Tokio Marine’s website is http://www.tokiomarinehd.com/en/index.html.  It has more than $200 billion in assets and $35 billion of equity, and wrote over $30 billion of direct written premiums in its last fiscal year ended April 1, 2011. Tokio Marine has a global network of offices operating in 39 countries around the world.

Tokio Marine’s primary insurance subsidiaries enjoy an A.M. Best rating of A++, putting them in the highest tier of companies in the industry.  Other rating agencies, including Moody’s, S&P and Fitch, also assign Tokio Marine’s subsidiaries very high financial strength ratings.  Click here to see a listing of ratings: http://ir.tokiomarinehd.com/en/RatingInfo.html.

Tokio Marine conducts business in the U.S. through Tokio Marine Management, Inc. (“TMM”) and PHLY.  TMM is the management company for the U.S. insurance operations of Tokio Marine & Nichido Fire Insurance Co., Ltd.  TMM offers comprehensive commercial property and casualty insurance products, including marine, property and commercial package insurance, mainly to large- and middle-market companies in a variety of industries, with $351 million in gross written premiums in 2010.  PHLY offers specialty commercial property and casualty and professional liability insurance products tailored for focused niche markets, including human services organizations and public service organizations, with $2.1 billion in gross written premiums in 2010.

3.	Why does a deal between Delphi and Tokio Marine make sense?

The deal creates significant value for our shareholders.  In addition, our becoming part of the Tokio Marine group is exciting because it will leverage our underwriting and investment expertise and give us access to substantial resources to take advantage of acquisitions and other new business opportunities.  Our expertise in the employee benefits, excess workers’ compensation, large casualty, treaty reinsurance, annuity and investment areas, coupled with Tokio Marine’s global resources, should allow the combined company to realize growth and profitability superior to what we could achieve on a stand-alone basis.  For example, the higher ratings we expect will allow us to accelerate the growth of our annuity business as well as boost sales of our employee benefits products.   Access to the client base of TMM and PHLY opens cross selling opportunities.  The stronger capital base will enhance our ability to make acquisitions of blocks of business and complementary businesses, as well as to develop new products.

4.	Tokio Marine is a foreign company. What is its track record with acquisitions?

 Although headquartered in Tokyo, Japan, Tokio Marine is very familiar with the U.S. insurance market as it currently conducts a significant amount of U.S. business through its TMM and PHLY operations.  Tokio Marine has an excellent track record of completing acquisitions without disruption to clients or employees.  There are no changes anticipated in the way we do business.  Delphi and Tokio Marine are committed to ensuring this is a smooth process and that business operations continue as normal.

5.	How will Delphi change now that it is owned by Tokio Marine?

Tokio Marine has great respect for the Delphi culture and expects us to operate with a high degree of autonomy.  There are virtually no overlaps in the businesses of Tokio Marine and Delphi, so today’s announcement means that we can continue to execute our current strategic plan with the confidence that comes from being part of a stronger international operation with multiple opportunities for expansion.  The Delphi, Reliance Standard, Safety National and Matrix senior management teams will remain intact and are very supportive of this merger and the enhanced opportunities it brings.

6.	Are there any near-term changes planned in our operations?

We do not anticipate changes in the way Delphi, Reliance Standard, Safety National or Matrix are operated as a result of this transaction.  Tokio Marine has a track record of acquiring strong insurance companies and allowing them to continue to run with a high degree of autonomy, including Lloyd’s of London insurer Kiln Ltd. and PHLY in 2008.

7.	Is there a chance this transaction will not be completed?

Although there is always a chance that a transaction of this type will not be completed, we anticipate a smooth path towards closing some time in the second quarter of 2012.

8.	When do you expect the deal will close?

We expect the deal to close in the second quarter of 2012. The merger is subject to the approval of Delphi shareholders as well as various regulatory authorities in the U.S. and Japan.

9.	Why are we learning about this on the day of the announcement and not sooner?

Today’s announcement is a material event for Delphi.  As a public company, we are legally required to publicly disclose the agreement with Tokio Marine now that it has been signed, but were not able to do so until this point.  From a regulatory standpoint, this was the earliest possible time at which we could communicate this news to you.

Employee Concerns

10.	How many positions are there that overlap between Delphi and Tokio Marine? Are there any redundancies?

There is virtually no overlap between Delphi’s and Tokio Marine’s U.S. business lines, so we expect no job reductions in our operating companies following the transaction.  We expect the transaction to create revenue enhancement and new product opportunities which will benefit our employees, partners and customers.

11.	Will we retain our company names and branding?

We anticipate no significant changes in the way that our operating companies are run as a result of this transaction; therefore we will retain our existing names and branding.

12.	Will we be relocating?

Our headquarters and offices will remain in their current locations.

13.	Will there be any changes to employee benefits?

The transaction will have no impact on benefits, vacation time, etc. Today’s announcement means business as usual for all employees.

14.	What effect does this have on my compensation (salary and bonus)?

The transaction will have no impact on your compensation.  The Delphi senior management team will continue to manage the business as it has in the past including all matters relating to compensation.  Today’s announcement means business as usual for employees.

15.	Will I need to travel more or relocate?

Employees should not see changes in their schedules as a result of the transaction, and there is no need to relocate since our office locations will remain the same.  We are committed to keeping the business running normally.

16.	Can I talk about this deal with friends and family?

Yes, you may talk about the announcement of the deal and any other public information. You should not talk about any non-public information.

17.	I own shares in Delphi. What do I need to do in order to receive the cash payment for my shares?

Promptly after the closing, you will receive instructions as to how to obtain payment for your shares from the Paying Agent.

18.	What happens to the Employee Stock Purchase Plan shares I already own?

Any accumulated payroll deductions that you have under the ESPP will be used to purchase shares prior to the payment of the special dividend described above and all of your ESPP shares will be exchanged for the merger consideration described above.

19.	What happens to stock options?

Options whose vesting is subject only to continued employment (i.e., time-vesting options) and which are outstanding on the closing date will become vested on the closing date.  A cash distribution will be made to you net of exercise price and any applicable withholding taxes.

Options whose vesting is conditioned on the achievement of certain performance criteria as well as continued employment will be deemed to have their performance criteria satisfied; however, the time-based vesting criteria will remain.

20.	What about my 401(k) plan?

Your plan will not change as a result of the merger.

21.	What should employees say if contacted by the press or investors?

Please refer all such phone inquiries to Bernie Kilkelly, Vice President, Investor Relations at (212)303-4349 or forward any e-mail inquiries to him at bkilkelly@dlfi.com.

22.	How will employees be kept informed about the transaction’s progress?

Executive management will communicate directly with you as new information becomes available. If you have any additional questions, please speak to your supervisor.

23.	With whom may employees speak if they have additional questions?

Please contact your supervisor if you have any questions about this process or you may e-mail questions to Bernie Kilkelly, Vice President, Investor Relations at bkilkelly@dlfi.com.

Integration

24.	What is happening with the Delphi, Reliance Standard, Safety National and Matrix management teams? Will the management structure change? Who will run the businesses?

The superior results that Delphi’s management and employees have produced are what prompted Tokio Marine’s interest in this acquisition, and Tokio Marine believes those management teams and employees are critical to Delphi’s continued successful performance as a member of the Tokio Marine group.  It is Tokio Marine’s and our intention to retain the current management structure and we anticipate no change in the way the Company is run as a result of this transaction.

25.	How long will the integration process take?

The integration process should be relatively short since we do not expect our operations to change in any significant respect.

26.	I interact with brokers and customers. What should I tell them?

We have prepared an announcement and Q&A document that will be shared with brokers and customers.  The message we want to convey is they should experience no disruption from the acquisition, as our personnel and operating procedures will not change.  We believe they will benefit from our becoming a stronger and more diversified company, with enhanced product and international capabilities, as a result of the transaction.